Exhibit 4.2

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of November 30, 2014 is entered into by and between 1st Enterprise Bank, a California-chartered commercial bank (“Assignor”) and CU Bancorp, a California corporation and bank holding company (“Assignee”) with reference to the following:

RECITALS

A. Assignor entered into that certain Securities Purchase Agreement, dated as of August 16, 2011 (the “Purchase Agreement”), by and between Assignor and the Secretary of the U.S. Treasury (“Treasury”) pursuant to which Assignor offered and sold, and Treasury purchased, 16,400 shares of Assignor’s Non-Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”).

B. Assignor, Assignee and California United Bank, a California-chartered bank and the wholly-owned subsidiary of Assignee, have entered into that certain Agreement and Plan of Merger, dated June 2, 2014 (the “Merger Agreement”) , pursuant to which Assignor will merge with and into California United Bank (the “Merger”) with California United Bank surviving the Merger and continuing commercial bank operations of the combined bank under its California charter and as the wholly-owned subsidiary of Assignee thereafter.

C. Under the terms of the Merger Agreement, Assignee has agreed to issue shares of its Non-Cumulative Perpetual Preferred Stock, Series A, with a liquidation preference of $1,000 and otherwise having such other rights, preferences, privileges, and voting powers, and limitations and restrictions that are the same as the rights (including with respect to dividends), privileges and voting powers, and limitations and restrictions of the Preferred Stock and to be bound by the terms of the Purchase Agreement.

D. To facilitate the Merger, Assignor has agreed to assign the Purchase Agreement to Assignee, and Assignee has agreed to assume Assignor’s obligations under the Purchase Agreement, all in accordance with Section 5.8 of the Purchase Agreement.

E. Capitalized items used herein without definition shall have the meanings in the Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and covenants, agreements, representations and warranties herein made and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee, intending to be legally bound, do hereby agree as follows:

AGREEMENT

1. ASSIGNMENT. Assignor hereby assigns, transfers, grants, conveys and delivers to Assignee all of Assignor’s right, title, interest, benefits and privileges under the Purchase Agreement.

2. ASSUMPTION. Assignee hereby accepts such assignment and assumes and agrees to perform and discharge all duties and obligations of Assignor under the Purchase Agreement, subject to the close of the Merger, which assumption shall not create any obligations in addition to or separate from the obligations of the Assignor already existing under the Purchase Agreement, nor shall it expand, enlarge or diminish such existing obligations.

3. DEFINITIONS. As of the Effective Time of the Merger, as defined in Section 9, each reference to 1st Enterprise Bank in the Purchase Agreement shall mean the Assignee and each reference to the Preferred Shares shall mean the Non-Cumulative Perpetual Preferred Stock, Series A of the Assignee issued to the Secretary of the Treasury at the Effective Time. Notwithstanding the Effective Time all references in the Purchase Agreement to the “Closing Date” shall continue to mean September 1, 2011.

4. REPRESENTATIONS AND WARRANTIES. Each of Assignee and Assignor represents and warrants to Assignor to the other that such party has all necessary power and authority to execute, deliver and perform this Agreement and to carry out its obligations hereunder.

The Assignee represents and warrants to Treasury that the representations and warranties of the Assignee set forth in Article II of the Purchase Agreement, and the updated Disclosure Schedule attached hereto, are true and correct as of the Effective Time. The Assignee further represents and warrants to Treasury that except as specific in Part 2.10 of the updated Disclosure Schedule attached hereto, as of the Effective Time, the Assignee has no other liabilities and obligations other than liabilities and obligations of the Assignor.

5. GOVERNING LAW This Agreement shall be governed by and construed in accordance with the federal law of the United States if and to the extent such law is applicable, and otherwise in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state.

6. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which, when taken together, will be deemed to constitute one and the same agreement and will be effective when counterparts have been signed by each of the parties and delivered to the other parties. A manual signature on this Agreement, an image of which shall have been delivered electronically, will constitute an original signature page for all purposes. The delivery of copies of this Agreement by electronic transmission will constitute effective delivery of this Agreement for all purposes. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

7. SUCCESSORS. This Agreement will apply to, and be binding in all respects upon, and inure to the benefit of the successors and assigns of the parties.

8. FURTHER ASSURANCES. The parties will (a) execute and deliver to each other such other documents, and (b) do such other acts and things as a party may reasonably request for the purpose of carrying out the intent of this Agreement, the transactions contemplated hereby, and the documents to be delivered pursuant to this Agreement, instruments, conveyances and assurances and take such further actions as such other party may reasonably request to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

9. EFFECTIVE TIME. This Agreement will be deemed effective as of effective time of the Merger as determined in accordance with California law.

[Signatures on Following Page]

IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

ASSIGNOR:

1ST ENTERPRISE BANK

By:	/s/ John C. Black
Name:	John C. Black
Title:	Chief Executive Officer

ASSIGNEE:

CU BANCORP

By:	/s/ David I. Rainer
Name:	David I. Rainer
Title:	President and Chief Executive Officer

AGREED AND ACCEPTED

THE SECRETARY OF THE TREASURY

By:	/s/ Jessica A. Milano
Name:	Jessica A. Milano
Title:	Deputy Assistant Secretary

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